EXHIBIT 23

                          INDEPENDENT ACCOUNTANTS CONSENT

The Board of Directors
First Financial Holdings, Inc.

We consent to incorporation by reference in registration statements No. 33-55067 and 33-57855 on Form S-8 of First Financial Holdings, Inc. and Subsidiaries (the "Company") of our report dated October 24, 1997, relating to the consolidated statements of financial condition of the Company as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K of the Company.


                                                  KPMG PEAT MARWICK LLP




Greenville, South Carolina
December 24, 1997